Exhibit 21
FIRST ACCEPTANCE CORPORATION
LISTING OF SUBSIDIARIES OF THE COMPANY
     At June 30, 2011, the subsidiaries of the Company were as follows:

NAMES OF SUBSIDIARIES	ORGANIZED UNDER THE LAWS OF
First Acceptance Insurance Company, Inc.	Texas
First Acceptance Insurance Company of Georgia, Inc.	Georgia
First Acceptance Insurance Company of Tennessee, Inc.	Tennessee
First Acceptance Services, Inc.	Delaware
Transit Automobile Club Inc.	Tennessee
USAuto Holdings, Inc.	Delaware
Acceptance Insurance Agency of Tennessee, Inc.	Tennessee